Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REED ELSEVIER COMBINED FINANCIAL STATEMENTS

We consent to the incorporation by reference in this Registration Statement of Reed Elsevier PLC, RELX Capital Inc. and Reed Elsevier NV on Form F-3 of our reports dated February 25, 2015, relating to the combined financial statements of RELX Group plc (formerly Reed Elsevier Group PLC), Reed Elsevier PLC, Reed Elsevier NV and Elsevier Reed Finance BV and their respective subsidiaries, associates and joint ventures (together the “Combined Businesses”), and the effectiveness of the Combined Businesses’ internal control over financial reporting, appearing in the Annual Report on Form 20-F of Reed Elsevier PLC and Reed Elsevier NV for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Deloitte LLP

London, United Kingdom

April 24, 2015